Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of December 31, 2005 and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2005 and the three months ended March 31, 2006 are based on the historical financial statements of Borland Software Corporation and Segue Software, Inc. after giving effect to Borland’s acquisition of Segue using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements as if such acquisition had occurred as of December 31, 2005, for pro forma balance sheet purposes, and as of January 1, 2005, for pro forma income statement purposes.

The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under the purchase method of accounting, the total purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed of Segue in connection with the acquisition, based on their fair values. Management used independent third-party sources to assist in calculating the value of identifiable intangible assets and deferred revenues.

The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operation in future periods or the results that actually would have been realized had Borland and Segue been a combined company during the specified periods. Certain reclassification adjustments have been made in the presentation of Segue’s historical amounts to conform Segue’s financial statement basis of presentation to that followed by Borland. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Borland’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2005 and in its Form 10-Q for the three months ended March 31, 2006, and Segue’s historical consolidated financial statements for the year ended December 31, 2005 and for the three months ended March 31, 2006, which are included as Exhibits 99.2 and 99.3, respectively, to this Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF

BORLAND AND SEGUE

As of December 31, 2005

(In thousands, except per share amounts, unaudited)

	Historical		Pro Forma
	Borland	Segue	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$49,075	$14,495	$—		$63,570
Short-term investments	126,003	35	(114,988	)(a)	11,050
Accounts receivable, net of allowances	54,405	8,775	—		63,180
Prepaid expenses	13,583	760	—		14,343
Other current assets	2,287	68	—		2,355

Total current assets	245,353	24,133	(114,988)		154,498
Property and equipment, net	17,837	753	—		18,590
Goodwill	187,337	1,506	(1,506	)(b)	242,863
			55,526	(b)
Intangible assets, net	3,900	—	48,300	(b)	47,400
			(4,800	)(f)
Other non-current assets	10,103	44	15,683	(d)	25,830

Total assets	$464,530	$26,436	$(1,785)		$489,181

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,002	$637	$—		$14,639
Accrued expenses	40,204	2,475	—		42,679
Short-term restructuring	3,905	378	—		4,283
Income taxes payable	17,285	135	15,683	(d)	33,103
Deferred revenues	55,470	12,055	(2,204	)(i)	65,321
Other current liabilities	6,210	—	—		6,210

Total current liabilities	137,076	15,680	13,479		166,235
Long-term restructuring	9,275	292	—		9,567
Long-term deferred revenues	1,709	—	—		1,709
Other long-term liabilities	4,530	—	—		4,530

Total liabilities	152,590	15,972	13,479		182,041

Commitments and contingencies	—	—	—		—

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	778	120	(120	)(e)	778
Additional paid-in capital	650,947	63,643	(63,643	)(e)	650,947
Accumulated deficit	(228,658)	(52,896)	52,896	(e)	(233,458)
			(4,800	)(f)
Deferred compensation	(7,191)	(24)	24	(e)	(7,191)
Cumulative other comprehensive income	6,532	221	(221	)(e)	6,532

	422,408	11,064	(15,864)		417,608
Less common stock in treasury at cost	(110,468)	(600)	600	(e)	(110,468)

Total stockholders’ equity	311,940	10,464	(15,264)		307,140

Total liabilities and stockholders’ equity	$464,530	$26,436	$(1,785)		$489,181

The accompanying notes are an integral part of these condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF

INCOME OF BORLAND AND SEGUE

For the Year Ended December 31, 2005

(In thousands, except per share amounts, unaudited)

	Historical		Pro Forma
	Borland	Segue	Adjustments		Combined
License and other revenues	$163,182	$15,580	$(315	)(c)	$178,447
Service revenues	113,561	20,858	(121	)(c)	134,298

Total revenues	276,743	36,438	(436)		312,745

Cost of license and other revenues	8,884	419	(9	)(c)	9,294
Cost of service revenues	40,703	4,744	(27	)(c)	45,534
			114	(h)
Amortization of acquired intangibles	10,043	—	7,322	(f)	17,365

Cost of revenues	59,630	5,163	7,400		72,193

Gross profit	217,113	31,275	(7,836)		240,552

Selling, general and administrative	174,002	20,993	(23	)(g)	195,271
			299	(h)
Research and development	57,687	7,365	(109	)(c)	65,111
			168	(h)
Restructuring, amortization of other intangibles and acquisition-related expenses	20,399	—	5,350	(f)	25,749

Total operating expenses	252,088	28,358	5,685		286,131

Operating income (loss)	(34,975)	2,917	(13,521)		(45,579)
Gain on sale of investment	4,372	—	—		4,372
Interest and other income, net	5,155	310	(3,695	)(a)	1,770

Income (loss) before income taxes	(25,448)	3,227	(17,216)		(39,437)
Income tax provision (benefit)	4,384	(8)	—		4,376

Net income (loss)	$(29,832)	$3,235	$(17,216)		$(43,813)
Preferred stock dividend-in-kind	$—	$364	$—		$364

Net income (loss) applicable to common shares	$(29,832)	$2,871	$(17,216)		$(44,177)

Net loss per share:
Net loss per share—basic	$(0.38)				$(0.57)
Net loss per share—diluted	$(0.38)				$(0.57)

Shares used in computing basic net loss per share	77,557				77,557
Shares used in computing diluted net loss per share	77,557				77,557

The accompanying notes are an integral part of these condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF

INCOME OF BORLAND AND SEGUE

For the Three Months Ended March 31, 2006

(In thousands, except per share amounts, unaudited)

	Historical		Pro Forma
	Borland	Segue	Adjustments		Combined
License and other revenues	$39,395	$3,435	$(41	)(c)	$42,789
Service revenues	30,177	5,373	(3	)(c)	35,547

Total revenues	69,572	8,808	(44)		78,336

Cost of license and other revenues	2,231	138	(2	)(c)	2,367
Cost of service revenues	13,041	1,263	10	(h)	14,313
			(1	)(c)
Amortization of acquired intangibles	525	—	1,831	(f)	2,356

Cost of revenues	15,797	1,401	1,838		19,036

Gross profit	53,775	7,407	(1,882)		59,300

Selling, general and administrative	46,204	6,737	(3	)(g)	52,993
			55	(h)
Research and development	15,405	1,928	(38	)(c)	17,319
			24	(h)
Restructuring, amortization of other intangibles and acquisition-related expenses	1,050	—	137	(f)	1,187

Total operating expenses	62,659	8,665	175		71,499

Operating loss	(8,884)	(1,258)	(2,057)		(12,199)
Interest and other income, net	1,342	130	(1,263	)(a)	209

Loss before income taxes	(7,542)	(1,128)	(3,320)		(11,990)
Income tax provision	1,397	22	—		1,419

Net loss applicable to common shares	$(8,939)	$(1,150)	$(3,320)		$(13,409)

Net loss per share:
Net loss per share—basic	$(0.12)				$(0.17)
Net loss per share—diluted	$(0.12)				$(0.17)

Shares used in computing basic net loss per share	76,640				76,640
Shares used in computing diluted net loss per share	76,640				76,640

The accompanying notes are an integral part of these condensed combined financial statements.

BORLAND SOFTWARE CORPORATION

Notes to Condensed Combined Financial Statements (unaudited)

NOTE 1.    BASIS OF PRESENTATION

On April 19, 2006, we completed our previously announced acquisition of publicly traded Segue Software, Inc. (“Segue”) pursuant to an Agreement and Plan of Merger, dated as of February 7, 2006. As a result of this transaction, Segue is now a wholly-owned subsidiary of Borland. Segue is headquartered in Lexington, Massachusetts, and is a provider of quality and testing solutions. Segue offers solutions that define, measure, manage and improve software quality throughout the entire application lifecycle. Under the terms of the Agreement and Plan of Merger (the “Merger Agreement”), we paid $8.67 per share in cash for all outstanding shares of Segue. The total purchase price was approximately $115.9 million and was funded with existing cash on hand. We have and will continue to incur acquisition-related costs and we are currently in the process of determining the aggregated total of such costs. Results of operations for Segue will be included in our consolidated financial statements from the date of acquisition.

Under the terms of the Merger Agreement, each issued and outstanding share of Segue common stock (with certain exceptions set forth in the Merger Agreement) was converted into the right to receive $8.67 in cash (the “Merger Consideration”). Upon consummation of the Merger, (1) options to purchase Segue common stock that were vested, outstanding and unexercised at the effective time of the Merger were cancelled and converted automatically into the right to receive a cash payment for each share of Segue common stock subject to the stock option in an amount equal to the Merger Consideration less the per share exercise price of the stock option and all applicable federal and state tax withholding obligations of the optionee and (2) options to purchase Segue common stock that were unvested at the effective time of the Merger were cancelled and converted automatically into the right to receive, at the time that such options would have vested if they had not been cancelled and subject to the optionee’s continued employment with the surviving corporation, a cash payment for each share of Segue common stock subject to the stock option in an amount equal to the Merger Consideration less the per share exercise price of the stock option and all applicable federal and state tax withholding obligations of the optionee.

The unaudited pro forma condensed combined balance sheet at December 31, 2005 is presented to give effect to Borland’s acquisition of Segue as if the transaction had been consummated on that date. The unaudited pro forma condensed combined balance sheet at December 31, 2005 has been prepared by combining the historical unaudited consolidated balance sheet data of Borland and Segue as of December 31, 2005 to give effect to Borland’s acquisition of Segue using the purchase method of accounting and apply the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statements of income of Borland and Segue for the year ended December 31, 2005 and the three months ended March 31, 2006 are presented as if Borland’s acquisition of Segue had been consummated on January 1, 2005. The unaudited pro forma condensed combined statements of income of Borland and Segue for the year ended December 31, 2005 and the three months ended March 31, 2006 have been prepared using the historical consolidated statements of income data of Borland and Segue for the year ended December 31, 2005 and the three months ended March 31, 2006 and giving effect to Borland’s acquisition of Segue using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to these unaudited pro forma condensed combined financial statements.

NOTE 2.    PURCHASE PRICE

On April 19, 2006, we completed the acquisition of publicly traded Segue. The purchase price was approximately $115.9 million and consisted of fixed consideration of $105.4 million in cash used to purchase all of Segue’s outstanding common shares, $8.1 million in cash paid to eligible Segue employees who held vested common stock options on the closing date of the acquisition, $866,000 in cash to be paid to certain former Segue executive officers related to the acceleration of their stock options and $1.5 million of direct acquisition-related costs. Additionally, we expect to pay contingent consideration through 2009 of up to a maximum of $1.3 million to eligible former Segue employees who held unvested common stock options on the closing date of the acquisition and were retained as Borland employees. The contingent consideration will be based upon continued employment with Borland and will be paid in accordance with the vesting schedules of the original Segue common stock options. This contingent consideration will be recognized as compensation expense in the periods when it is earned and paid. Cash acquired in the acquisition was $13.5 million. Results of operations for Segue have been included in our consolidated financial statements from the date of acquisition. The acquisition was accounted for as a purchase and the total purchase price was recorded as follows (in thousands):

Cash paid for outstanding common shares	$105,358
Cash paid for outstanding vested common stock options	8,996
Direct transaction costs	1,500

Total purchase price	$115,854

Based upon the purchase price of the acquisition, the preliminary purchase price allocation is as follows (in thousands):

Current assets and other tangible assets:
Cash and short-term investments	$13,539
Accounts receivable	4,471
Other current assets	1,034
Property and equipment	909
Deferred tax assets	15,683
Goodwill	63,256
Amortizable intangible assets:
Developed technology	23,400
In-process research and development	4,800
Customer relationships	7,500
Trademarks	1,000
Non-compete agreements	300
Maintenance agreements	11,300
Other non-current assets	42

Total assets acquired	147,234

Liabilities assumed:
Deferred revenues	(9,851)
Current liabilities	(5,529)
Deferred tax liabilities	(15,683)
Other long-term liabilities	(317)

Net assets acquired	$115,854

The developed technology is being amortized over three to six years, the customer relationships and maintenance agreements over seven years, the trademarks over four years and the non-compete agreements over a one year life from the date of acquisition. Of the purchase price, $4.8 million represented acquired in-process research and development, or IPR&D, that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately charged to operating expense upon completion of the acquisition. Independent third-party sources assisted us in calculating the value of the intangible assets, including the IPR&D, and deferred revenues. The value of the IPR&D was calculated using the income approach by estimating the expected cash flows from the projects once commercially viable and discounting the net cash flows back to their present value. The discount rates used in the valuation of IPR&D were 18% to 20% and factored in the costs expected to complete each project.

In accordance with SFAS 109, “Accounting for Income Taxes,” deferred tax liabilities of $15.7 million have been recorded for the tax effect of the amortizable intangible assets. We have recorded an offsetting deferred tax asset of $15.7 million to reflect future deductible differences that could be allocable to offset future taxable income. We are releasing a portion of the valuation allowance to the extent the realization of deferred tax assets becomes assured as a result of the additional taxable income generated by the non-deductible amortizable intangible assets and other taxable temporary differences. Any future release of valuation allowance against deferred tax assets of Segue will be recorded against goodwill.

NOTE 3.    PRO FORMA ADJUSTMENTS

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the acquisition was completed on December 31, 2005 for balance sheet purposes and on January 1, 2005 for statements of income purposes and reflect the following pro forma adjustments:

(a)	To reflect the cash paid in the acquisition and resulting decrease in interest income based on the weighted average rate of return for the periods presented.

Cash paid in the acquisition totals $115.9 million and includes $105.4 million for all Segue outstanding common stock, $8.1 million for Segue’s outstanding vested common stock options, $866,000 to be paid related to the acceleration of certain executive officer stock options and $1.5 million in direct transaction costs. Had the acquisition occurred on January 1, 2005, the decrease in interest income for the year ended December 31, 2005 and the three months ended March 31, 2006 would have been as follows:

	Weighted Average Rate of Return on Short-term Investments	Decrease in Interest Income as a Result of the Cash Paid in the Acquisition
		(In thousands)
Year ended December 31, 2005	3.21%	$3,695
Three months ended March 31, 2006	4.40%	$1,263

(b)	To eliminate Segue’s historical goodwill and establish the fair value of goodwill and amortizable intangible assets resulting from the acquisition.

Had the acquisition occurred on December 31, 2005, the fair value of goodwill would have been approximately $55.5 million. The fair value of the identifiable amortizable intangible assets are presented in Note 2 — Purchase Price, above.

(c)	To eliminate intercompany revenues, cost of revenues and expenses arising from transactions between Borland and Segue.

During the year ended December 31, 2005, Borland purchased $480,000 of software and services from Segue, of which $436,000 and $44,000 was reported as revenue on Segue’s statement of income for the year ended December 31, 2005 and the three months ended March 31, 2006, respectively. Segue reported cost of revenues of $36,000 and $3,000 for the year ended December 31, 2005 and the three months ended March 31, 2006, respectively, and Borland reported research and development expenses of $109,000 and $38,000 in the year ended December 31, 2005 and the three months ended March 31, 2006, respectively, related to this intercompany purchase. The following table shows the distribution of intercompany revenues, cost of revenues and expenses eliminated in the condensed combined statements of incomes (in thousands):

	For the Year Ended December 31, 2005	For the Three Months Ended March 31, 2005	Total
Intercompany revenues:
License and other revenues	$315	$41	$356
Service revenues	121	3	124

	$436	$44	$480

Intercompany cost of revenues:
Cost of license and other revenues	$9	$2	$11
Cost of service revenues	27	1	28

	$36	$3	$39

Research and development expense*	$109	$38	$147

*	At March 31, 2006, Borland had a remaining amortizable balance of $333,000 in property and equipment related to the intercompany purchase of software.

(d)	To record deferred tax liability related to identifiable non-goodwill intangible assets at the applicable local statutory rate.

Deferred tax liabilities of $15.7 million have been recorded for the tax effect of the amortizable intangible assets. We have recorded an offsetting deferred tax asset of $15.7 million to reflect future deductible differences that could be allocable to offset future taxable income.

(e)	To eliminate the historical stockholders’ equity of Segue.

(f)	To record amortization of the identifiable intangible assets resulting from the acquisition and to record the write-off of the acquired in-process research and development upon completion of the acquisition.

Of the purchase price, $48.3 million represented acquired identifiable amortizable intangible assets. Of this amount, $4.8 million represented acquired in-process research and development that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was charged to operating expense upon completion of the acquisition. The calculation of the fair value of the acquired identifiable amortizable intangible assets was determined with the assistance of independent third-party sources and was as follows:

	Fair Value	Remaining Useful Life (years)	Annual Amortization Expense	Quarterly Amortization Expense
Amortizable to cost of revenues
Existing technology:
Silk Test	$8,100	5	$1,620	$405
Silk Performer	12,500	6	2,084	521
Silk Central	2,800	3	933	233
Maintenance agreements	11,300	7	1,614	404
Customer relationships	7,500	7	1,071	268

			7,322	1,831
Amortizable to operating expenses
Non-compete agreements	300	1	300	75
Trademarks	1,000	4	250	62

			550	137

Expensed upon completion of the acquisition
In-process research and development	4,800		—	—

Total	$48,300		$7,872	$1,968

(g)	To eliminate the deferred compensation expense recorded by Segue related to options granted at below market value to certain Segue employees.

Segue reported $23,000 and $3,000 of deferred compensation expense in the year ended December 31, 2005 and the three months ended March 31, 2006, respectively, related to options granted at below market value to certain Segue employees.

(h)	To record estimated contingent consideration expenses.

Under the terms of the Merger Agreement, options to purchase Segue common stock that were unvested at the effective time of the completion of the merger transaction with Segue were cancelled and converted automatically into the right to receive, at the time that such options would have vested if they had not been cancelled and subject to the optionee’s continued employment with the surviving corporation, a cash payment for each share of Segue common stock subject to the stock option in an amount equal to the $8.67 per share less the per share exercise price of the stock option and all applicable federal and state tax withholding obligations of the optionee. Borland expects to pay up to a maximum of $1.3 million of contingent consideration to former Segue employees related to their unvested common stock options held at the time of the completion of the merger transaction, although the actual amount paid will be dependent on continued employment with the surviving corporation. For the pro forma disclosures, we have assumed all eligible former Segue employees remain employed with the surviving corporation for the duration of the future vesting periods of their unvested common stock options at the completion of the merger transaction.

In the first year following the completion of the merger transaction with Segue, Borland expects to pay contingent consideration up to a maximum amount of $581,000 and in the fifth quarter following the completion of the merger transaction, Borland expects to pay contingent consideration up to a maximum amount of $89,000. In our unaudited pro forma condensed combined statement of income of Borland and Segue for the year ended December 31, 2005 and for the three months ended March 31, 2006, we assumed all eligible former Segue employees remained employed through March 31, 2006 and we would incur the maximum estimated contingent consideration expense. The following table shows contingent consideration expense by function used in our unaudited pro forma condensed combined statement of income assuming the acquisition had occurred on January 1, 2005 (in thousands):

	Unaudited Pro Forma Contingent Consideration Expense		Thereafter	Total
	Year Ended December 31, 2005	Three Months Ended March 31, 2006
Cost of service revenues	$114	$10	$66	$190
Selling, general and administrative	299	55	437	791
Research and development	168	24	158	350

Total	$581	$89	$661	$1,331

(i)	To establish the fair value of deferred revenues.

The calculation of the fair value of Segue’s deferred revenues as of the completion date of the acquisition was determined with the assistance of independent third-party sources and was as follows:

Fair Value
Maintenance	$9,151
Training and consulting	700

Total deferred revenues	$9,851

Certain reclassifications have been made to conform Segue’s historical financial statement presentation to Borland’s financial statement presentation.